                                                                   Exhibit 10(a)
STAR BANK

                                                                 October 9, 1998

Frisch's Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, OH 45206
Attn: Mr. Donald H. Walker
      Vice President-Finance

Gentlemen:

         This letter (this "Amendment") confirms and evidences certain agreements between Star Bank, National Association, a national banking association (the "Bank"), and Frisch's Restaurants, Inc., an Ohio corporation (the "Borrower"), with respect to the Loan Agreement between the Bank and the Borrower dated as of July 9, 1997 (as the same may be amended from time to time, the "Agreement"), as follows:

         1. Financial Information and Reports. Exhibit A to the Agreement is hereby deleted and replaced with Exhibit A attached hereto, and the last sentence of Section 1(d) of the Agreement is hereby deleted and replaced with the following:

         There has been no material adverse change in the business, operations or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of such financial statements.

         2. Actions. Exhibit B to the Agreement is hereby deleted and replaced with Exhibit B attached hereto.

         3. Permitted Liens. Exhibit C to the Agreement is hereby deleted and replaced with Exhibit C attached hereto, and clause (ii) of Section 1(g) of the Agreement is hereby deleted and replaced with the following:

         (ii) leases required under generally accepted accounting principles to be capitalized on the Borrower's or such Subsidiary's books ("Capitalized Leases") so long as there is no violation of any of the Financial Covenants set forth on Exhibit D hereto,

         4. Year 2000 Compliance Representation. The following is hereby added to the Agreement as Section 1(m) thereof:

            (m) Year 2000 Compliance. The Borrower has conducted a thorough review of its mainframe

Frisch's Restaurants, Inc.
October 9, 1998
Page 2

         information systems, PC/LAN systems, software, facilities, machinery and equipment (collectively, "Computer-Related Systems") and has determined the total costs of becoming Year 2000 Compliant (as hereinafter defined), including costs related to remediation, replacement, upgrading, conversion and testing of hardware and other equipment and software. On the basis of this review, the Borrower has concluded that the incremental cost to the Borrower of becoming Year 2000 Compliant will not have a material adverse effect on the business, operations, properties or financial condition of the Borrower. Further, the Borrower's Computer-Related Systems are Year 2000 Compliant or the Borrower has adequate plans and processes in place sufficient for all of the Borrower's Computer-Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon the Borrower's business, operations, properties or financial condition. For purposes of this Agreement, "Year 2000 Compliant" means that the Borrower's Computer-Related Systems will (i) process all dates in and after the Year 2000 in a correct and consistent manner in all applicable operations including but not limited to input, output, comparisons (branching) and arithmetic operations (such as the difference between two dates), (ii) use fields providing at least four decimal digits for the year portion of all stored dates, (iii) calculate and handle leap year dates correctly, and (iv) otherwise generally manipulate data and generate output and reports in a fault-free manner during and after the Year 2000.

         5. Financial Covenants. Exhibit D to the Agreement is hereby deleted and replaced with Exhibit D attached hereto.

         6. Financial Statements. Clauses (A), (B) and (C) of Section 2(b) of the Agreement are hereby deleted and replaced with the following clauses (A) and
(B):

         (A) setting forth a comparison between actual calculated results and covenanted results for each of the Financial Covenants set forth on Exhibit D hereto and (B) stating that, to the best of such Chief Financial Officer's knowledge after diligent investigation, no Event of Default hereunder then exists, or if such an Event of Default hereunder does then exist, specifying the nature thereof, the period of existence thereof, and the action the Borrower proposes to take with respect thereto.

Frisch's Restaurants, Inc.
October 9, 1998
Page 3


         7. Liens. The following sentence is hereby added to the end of Section 2(i) of the Agreement:

         Furthermore, the Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement with any other person or entity pursuant to which the Borrower or any Subsidiary agrees not to create, assume or permit to exist any Lien with respect to any of its assets, whether now owned or hereafter acquired.

         8. Permitted Indebtedness. Exhibit E to the Agreement is hereby deleted and replaced with Exhibit E attached hereto, and clause (iv) of Section 2(j) of the Agreement is hereby deleted and replaced with the following:

         (iv) Indebtedness incurred in connection with Capitalized Leases so long as there is no violation of any of the Financial Covenants set forth on Exhibit D hereto.

         9. Designated Properties. The term "Designated Properties" as used in the Agreement shall not include any properties which have been sold as permitted under the Agreement.

         10. Lease/Rentals. Section 2(m) of the Agreement is hereby deleted and replaced with the following:

             (m) (This section omitted]

         11. Year 2000 Compliant Covenant. Section 2(r) of the Agreement is hereby re-named as "Section 2(s)", and the following is hereby added as Section 2(r) of the Agreement:

             (r) Year 2000 Compliance. While any Loans are outstanding hereunder, the Borrower shall (i) promptly evaluate each newly-acquired item of software, hardware, machinery and equipment to determine if it is Year 2000 Compliant and (ii) promptly take steps to ensure that all material suppliers, vendors, third-parties providing goods or services to the Borrower and all material customers of the Borrower are Year 2000 Compliant or have a comprehensive and reasonable plan to become Year 2000 Compliant in a timely manner, such that suppliers, vendors, third-parties and customers will not experience Year 2000 related problems that could result in a material adverse effect upon the Borrower's business, operations, property or financial condition.

Frisch's Restaurants, Inc.
October 9, 1998
Page 4

         12. Note and Maturity Date. Exhibit J to the Agreement is hereby deleted and replaced with Exhibit J attached hereto, and the last two (2) sentences of Section 4(a) are hereby deleted and replaced with the following:

         The Loan shall be evidenced by an Amended and Restated Promissory Note given by the Borrower to the Bank in substantially the form of Exhibit J attached hereto (the "Note"). The Note shall replace the Promissory Note dated as of August 15, 1997 given by the Borrower to the Bank (the "Prior Note"), and amounts outstanding under the Prior Note shall not be deemed cancelled or satisfied, but shall be evidenced by the Note instead of by the Prior Note. The Loan shall mature and be payable in full on August 15, 2000 (the "Maturity Date"), unless accelerated as described herein, and subject to required principal and interest payments as provided herein.

         13. LIBOR-Based Rate Spread. The definition of "LIBOR-Based Rate Spread" set forth in Section 4(b) of the Agreement is hereby deleted and replaced with the following:

         The "LIBOR-Based Rate Spread" shall be one hundred fifty (150) basis points through and including October 15, 1998, and commencing on October 16, 1998, the LIBOR-Based Rate Spread shall be one hundred twenty-five (125) basis points.

         14. Prime-Based Rate. The definition of "Prime-Based Rate" set forth in
Section 4(b) of the Agreement is hereby deleted and replaced with the following:

              The "Prime-Based Rate" shall be the Prime Rate minus twenty-five
         (25) basis points.

         15. Recording. Section 4(d) of the Agreement is hereby deleted and replaced with the following:

             (d) Recording. The Bank will not record or file the Mortgages or the Financing Statements if the outstanding principal balance of the Loan has been reduced to the Designated Level on or before November 30, 1998 and so long as no Event of Default hereunder shall have occurred. If the outstanding principal balance of the Loan has not been reduced to the Designated Level on or before November 30, 1998, or if an Event of Default hereunder shall have occurred, the Bank shall at any time thereafter have the right, at its option, to record and file the Mortgages and the Financing Statements, or any of them, at the expense of

Frisch's Restaurants, Inc.
October 9, 1998
Page 5


         the Borrower, in the appropriate recording and filing offices, and upon request by the Bank, the Borrower shall promptly provide the Bank, at the expense of the Borrower, with title insurance policies insuring the lien of any such recorded Mortgages which reflect no encumbrances or restrictions on title other than as may be reflected in the Title Reports, together with any endorsements thereto as may be deemed appropriate by the Bank.

         16. Bank Agreement Default. Section 5(e) of the Agreement is hereby deleted and replaced with the following:

             (e) There shall have occurred any violation or breach of any covenant, agreement or condition contained in any other agreement between the Borrower and the Bank which has not been cured by the Borrower prior to the expiration of the applicable cure period, if any, including without limitation, the 1996 Agreement, the Loan Agreement dated as of October 9, 1998 between the Borrower and the Bank (as amended from time to time, the "1998 Agreement") and the Loan Agreement dated as of December 31, 1992 between the Borrower and the Bank (as amended from time to time, the "1992 Agreement"); or

         17. Conditions. The effectiveness of this Amendment shall be conditioned upon the following:

         (a) This Amendment and the Note shall have been duly executed and delivered; and

         (b) There shall have been delivered to the Bank a copy of the Resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment and the Note, certified by an officer of the Borrower as being true and correct and in full force and effect, together with a certificate as to the individuals authorized to sign this Amendment and the Note (with specimen signatures included and certified to).

         18. Representations, Warranties and Covenants. Except as expressly amended hereby, all representations, warranties and covenants of the Borrower set forth in the Agreement shall be deemed restated as of the date hereof, and the Borrower further represents and warrants that:

         (a) This Amendment and the Note have been duly executed and delivered by the Borrower and authorized by all requisite action on the part of the Borrower; and

Frisch's Restaurants, Inc.
October 9, 1998
Page 6


         (b) The execution and delivery by the Borrower of this Amendment and the Note do not constitute a violation of any applicable law or a breach of any provision contained in the Borrower's Articles of Incorporation or Code of Regulations or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which the Borrower is a party or by which the Borrower or any of its assets or properties is bound.

         19. Miscellaneous.

         (a) The Borrower shall reimburse the Bank for all out-of-pocket costs and expenses, including without limitation reasonable attorney's fees, incurred by the Bank or for which the Bank becomes obligated in connection with or arising out of this Amendment.

         (b) As amended hereby, the Agreement shall remain in full force and effect, and all references in the Loan Documents to the Agreement shall mean the Agreement as amended hereby.

         (c) Capitalized terms used but not defined herein shall have the same meanings herein as in the Agreement.

         Please acknowledge the agreement of the Borrower to the foregoing by having four copies of this Amendment signed in the appropriate place below and return three of them to the Bank.

                                               STAR BANK, NATIONAL ASSOCIATION


                                               By: /s/Kendra L. Bach
                                                   -----------------
                                               Title: Vice President
                                                      --------------
Acknowledged and Agreed:

FRISCH'S RESTAURANTS, INC.

By: /s/ Donald H. Walker
    ---------------------------
Title: Vice President - Finance
       ------------------------
                                       26

EXHIBIT A
FINANCIAL INFORMATION AND REPORTS


1. Annual Report for the year ended May 31, 1998.

                                    EXHIBIT B


                                     ACTIONS


                                      NONE

October 9, 1998


Andrew T. Hawking
Star Bank, NA
425 Walnut Street
Cincinnati, OH 45202

            RE:  Star Bank, N.A., Loan Agreement
                 dated as of October 9, 1998 and
                 Amendments to Loan Agreement
                 dated as of July 9, 1997
                 Amended and Restated Loan
                 Agreement dated as of August
                 29, 1996 and Loan Agreement
                 dated as of December 31, 1992.

Dear Andy:

This will confirm that from time-to-time, there are pending against Frisch's Restaurants, Inc., or its subsidiaries, a number of lawsuits which are not listed on Exhibit B to the above referenced Loan Agreements. These actions are brought by business invitees of the Company's restaurants. The complaints filed in these suits demand damages for alleged negligence on the Company's part. All are covered by the Company's liability insurance policy and are, at any one time, in the aggregate, within the policy limits and not a material liability of the Company.

Typically, there are no more than fifty such suits pending at any one time. Substantially all of these suits are settled for relatively nominal amounts, without proceeding to trial. As of this date, there are thirty-seven such actions pending, which, in the aggregate, are within the limits of the Company's liability insurance policy and are not a material liability of the Company.

                                               Sincerely,
                                               Frisch's Restaurants, Inc.



                                               By /s/ W. Gary King
                                               -------------------
                                               W. Gary King
                                               Counsel-Secretary



/mm
Star Bank-Hawking 10-9

C: Elizabeth A. Galloway, Esq.
   Donald H. Walker

                                    EXHIBIT C
                                 PERMITTED LIENS


                                                                     Balance
                              Lien                               October 9,1998
-------------------------------------------------------------------------------


Loans against cash surrender values of life insurance policies:

    Company                         Policy No.         Amount
    -------                         ----------         ------

    Great West Life Assurance       1231-348           74,865
    Great West Life Assurance       1511-228           23,608
    Great West Life Assurance       1629-356          105,417
    Great West Life Assurance       1724-573           96,928
    The Hartford                    R559-474L         100,000
    Lincoln National Life           64-1471679         75,648
    Lincoln National Life           66-1099177          6,535
    Lincoln National Life           66-1154063         16,376
    Lincoln National Life           66-1183154         21,212
    Lincoln National Life           64-1592945          6,891
    Lincoln National Life           64-1273454         50,944
    Lincoln National Life           64-1351694         24,369           602,793
                                                     --------

                                                                       --------

                                                                       $602,793
                                                                       ========

And any liens on property which is described above that replace any liens described above, provided that the obligations secured by such liens do not exceed the amounts described above.

                                    EXHIBIT D

                               FINANCIAL COVENANTS

         The Borrower agrees that it shall:

         (a) Tangible Net Worth. Not permit the Borrower's tangible net worth, on a consolidated basis, to be less than the following amounts (each, a "Base Tangible Net Worth") at any time during the following time periods (each, a "TNW Year"):

                  TNW Year Worth            Base Tangible Net Worth
                  --------------            -----------------------
the period commencing with the last
day of the fiscal year ended May 31,              $48,000,000
1998, through the next to last day
of the next fiscal year ("FY 99")

any period commencing with the last          the Base Tangible Net
day of a fiscal year, beginning with         Worth for the immediately
the period commencing on the last day        preceding TNW year plus of FY 99,
through the next to last                     $2,000,000
day of the next fiscal year

"Tangible net worth" for purposes hereof shall mean the total of book net worth less any assets, except capitalized leases, considered intangible under generally accepted accounting principles.

     (b) Ratio of Senior Bank Debt to EBITDA. Not permit the ratio of the Borrower's Senior Bank Debt to EBITDA to exceed 2.50 to 1.0 at any time.

"Senior Bank Debt" for purposes hereof shall mean the sum of all obligations of the Borrower to the Bank, including without limitation all obligations of the Borrower to the Bank incurred in connection with this Agreement, the 1998 Agreement, the 1996 Agreement and the 1992 Agreement and all obligations of the Borrower to the Bank incurred in connection with any existing or future lease transactions capitalized or required to be capitalized on the Borrower's books.

"EBITDA" for purposes hereof shall mean the Borrower's consolidated gross (before interest, taxes, depreciation and amortization) earnings, less cash and non-cash extraordinary gains and non-cash extraordinary losses, calculated in accordance with generally accepted accounting principles consistently applied in accordance with past practices on a rolling four (4) quarter basis.

     (c) Cash Flow Coverage Ratio. Not permit the ratio of (i) the Borrower's EBITDA plus operating lease payments minus Unfunded Capex minus cash dividends to the Borrower's shareholders, to (ii) the sum of the Borrower's current portion of long-term debt plus interest expense plus operating and capital lease payments, calculated in accordance with generally accepted accounting principles consistently applied in accordance with past practices on a rolling four (4) quarter basis, to be less than 1.25 to 1.0 at any time.

"Unfunded Capex" for purposes hereof shall mean the Borrower's gross capital expenditures minus any borrowings, as determined by the Bank, used to fund such capital expenditures.

     (d) Interest Coverage Ratio. Not permit the Borrower's Interest Coverage Ratio to be less than 2.0 to 1.0 at any time. "Interest Coverage Ratio" for purposes hereof shall mean the Borrower's ratio, on a consolidated basis, of (i) its earnings before total interest expense (as required to be reflected in audited financial statements prepared in accordance with generally accepted accounting principles) and current and deferred taxes, less cash and non-cash extraordinary gains and non-cash extraordinary losses, to (ii) its total interest expense (as required to be reflected in audited financial statements prepared in accordance with generally accepted accounting principles), calculated on a rolling four (4) quarter basis.

                                    EXHIBIT E
                             PERMITTED INDEBTEDNESS


                                                                                     Balance
                                                                                  October 9, 1998
                                                                                  ---------------
Loan Agreement dated December 31, 1992 (as amended) payable to Star Bank, N. A.     $6,375,000

Loan Agreement dated August 29, 1996 (as amended) payable to Star Bank, N. A.       12,500,000

Loan Agreement dated July 9, 1997 (as amended) payable to Star Bank, N. A.           5,894,490

                                                                                   -----------

                                                                                   $24,769,490
                                                                                   ===========

Contingent liability as assignor/guarantor of the following leases:

                                                                 Remaining
      Location                     Assignee                      Lease Term
      --------                     --------                      ----------

      Dayton, OH (HS Needmore)     S & L Fast Foods, Inc.        9/30/98
      Silver Springs, FL           Ferguson Foods, Inc.          1/31/00
      Ocala, FL                    Ferguson Foods, Inc.          8/1/00
      Blue Ash, OH (HS Blue Ash)   S & L Fast Foods, Inc.        9/30/00
      Florence, KY (P & W)         Olive Garden                  12/31/01
      Houston, TX (Westheimer)     Pappas Companies              10/31/03


Lease liability for closed restaurants & other non-operating property (lease not presently assigned)

                                      Remaining                     Rent Per
      Location                        Lease Term                     Month
     ---------                        ----------                     -----
      Indianapolis, IN (Ky. Ave.)       6/4/00    (ground lease)    $3,000
      Orlando, FL (Pershing)           3/31/06                       8,150


Plus indebtedness secured by permitted liens as described on Exhibit C and indebtedness replacing the indebtedness secured by the permitted liens as described on Exhibit C, provided that no such replacement indebtedness shall exceed the amount being replaced as shown on Exhibit C.

                                   EXHIBIT J

                      AMENDED AND RESTATED PROMISSORY NOTE


$18,000,000                                                    Cincinnati, Ohio
                                                                October 9, 1998

         FRISCH'S RESTAURANTS, INC., an Ohio corporation (the "Borrower"), for value received, hereby promises to pay to the order of STAR BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"), or it successors or assigns, on or before August 15, 2000, the principal sum of Eighteen Million Dollars ($18,000,000), or such portion thereof as may be outstanding from time to time, together with interest thereon as hereinafter provided.

         This Note evidences the loan (the "Loan") made under the Loan Agreement dated as of July 9, 1997 between the Borrower and the Bank, as amended from time to time (the "Loan Agreement"), and is subject to the terms and conditions thereof, including, without limitation, the terms thereof providing for acceleration of maturity of the Loan. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used herein shall have the same meanings as in the Loan Agreement.

         Subject to the terms of the Loan Agreement, the Borrower shall from time to time have the option of designating that portions of the principal balance of the Loan bear interest at a rate per annum equal to (i) the One-Month LIBOR-Based Rate (as hereinafter defined) for a one (1) month period (the "One-Month LIBOR-Based Rate Period") and (ii) the Two-Month LIBOR-Based Rate (as hereinafter defined) for a two (2) month period (the "Two-Month LIBOR-Based Rate Period"). Any portion of the Loan with respect to which a One-Month LIBOR-Based Rate or a Two-Month LIBOR-Based Rate is not in effect shall bear interest at a rate per annum equal to the Prime-Based Rate (as hereinafter defined), with such rate to be adjusted on the effective date of any change in the Prime Rate (as hereinafter defined) by the Bank.

         The "One-Month LIBOR-Based Rate', shall mean the sum of (i) the annual rate, determined solely by the Bank, as the British Banking Association 11:00 a.m. Fix offered rate obtained from Telerate Systems Incorporated, Bloomberg Financial Systems or any other electronic media deemed appropriate by the Bank (rounded upwards, if necessary, to the nearest 1/10000 of one percent), for deposits in immediately available Dollars in the London Interbank Market (as hereinafter defined) at or about 11:00 a.m., London time, for the applicable One-Month LIBOR-Based Rate Period on the day two (2) London Business Days (as hereinafter defined) preceding the first day of such One-Month LIBOR-Based Rate Period, plus (ii) the LIBOR-Based Rate Spread

(as hereinafter defined), and adjusted for Reserve Percentages (as hereinafter defined) and any other regulatory and/or governmental costs incurred by the Bank from eurocurrency liabilities. The "Two-Month LIBOR-Based Rate" shall mean the sum of (i) the annual rate, determined solely by the Bank, as the British Banking Association 11:00 a.m. Fix offered rate obtained from Telerate Systems Incorporated, Bloomberg Financial Systems or any other electronic media deemed appropriate by the Bank (rounded upwards, if necessary, to the nearest 1/10000 of one percent), for deposits in immediately available Dollars in the London Interbank Market at or about 11:00 a.m., London time, for the applicable Two-Month LIBOR-Based Rate Period on the day two (2) London Business Days preceding the first day of such Two-Month LIBOR-Based Rate Period, plus (ii) the LIBOR-Based Rate Spread, and adjusted for Reserve Percentages and any other regulatory and/or governmental costs incurred by the Bank from eurocurrency liabilities. In the event that Telerate Systems Incorporated, Bloomberg Financial Systems or any other electronic media selected by the Bank ceases to quote such rates, the Bank shall, in its discretion, select an alternative rate source. The One-Month LIBOR-Based Rate and the Two-Month LIBOR-Based Rate are each sometimes referred to herein as a "LIBOR-Based Rate," and the One-Month LIBOR-Based Rate Period and the Two-Month LIBOR-Based Rate Period are each sometimes referred to herein as a "LIBOR-Based Rate Period."

         The "LIBOR-Based Rate Spread" shall be one hundred fifty (150) basis points through and including October 15, 1998, and commencing on October 16, 1998, the LIBOR-Based Rate Spread shall be one hundred twenty-five (125) basis points.

         "London Interbank Market" shall mean the London eurodollar interbank market where rates are offered to the Bank by prime banks for deposits of immediately available Dollars. "London Business Day" shall mean any day other than a Saturday, Sunday or holiday on which banks in London, England are authorized by law to close.

         "Reserve Percentages" shall mean the total maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for eurocurrency liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent, and includes, but is not limited to, marginal, emergency, supplemental, special and other reserve percentages. The amount of the adjustment for Reserve Percentages and regulatory and/or governmental costs shall be based upon the assumption that the Bank funded one hundred percent (100%) of the Loan or portion thereof bearing interest at a LIBOR-Based Rate in the London Interbank Market.

         The "Prime Rate", shall mean that rate announced by the Bank as its prime rate, which rate is determined solely by the Bank pursuant to market factors and its own operating needs and

                                      -2-
                                       35
is not necessarily the Bank's best or most favorable rate for commercial or other loans. The "Prime-Based Rate" shall be the Prime Rate minus twenty-five
(25) basis points.

         Interest on any portion of the Loan bearing interest at the Prime-Based Rate shall be payable monthly, in arrears, commencing on October 31, 1998, and on the last day of each calendar month thereafter, and when this Note is due (whether by reason of acceleration or otherwise). Interest on any portion of the Loan bearing interest at a LIBOR-Based Rate shall be payable, in arrears, on the last day of the LIBOR-Based Rate Period applicable thereto, and when this Note is due (whether by reason of acceleration or otherwise). Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed. At the option of the Bank, (a) prior to acceleration of this Note, in the event that any interest on or principal of this Note remains unpaid past thirty (30) days of the date due, and/or (b) upon the occurrence of any other Event of Default under the Loan Agreement or upon the acceleration of this Note, interest (computed and adjusted in the same manner, and with the same effect, as interest on this Note prior to maturity) on the outstanding balance of this Note shall be payable on demand at the Prime Rate plus an additional three percent (3%) per annum up to any maximum rate permitted by law, in all cases until paid and whether before or after the entry of any judgment thereon. In addition, in the event that the Borrower should fail to make any payment hereunder within ten (10) days of the date due, the Borrower shall pay the Bank a fee in an amount of up to five percent (5%) of the amount of such payment, but in no event less than fifty dollars ($50.00), which fee shall be immediately due and payable without notice or demand.

         The Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to the net after-tax proceeds from the sale of any assets of the Borrower or any of its Subsidiaries (other than sales of any assets as described in Section 2(l)(ii) or Section 2(l)(iii) of the Loan Agreement) on the date of receipt of such proceeds (provided that if prepayment on such date would cause the Borrower to be subject to a charge hereunder because of repayment of a portion of the Loan bearing interest at a LIBOR-Based Rate prior to the expiration of the LIBOR-Based Rate Period applicable hereto, then, at the option of the Borrower, such proceeds shall not be applied to the prepayment of the Loan on such date, but instead shall be deposited into a non-interest bearing account at the Bank under the sole control of the Bank and shall be applied to prepayment of the Loan at the expiration of such LIBOR-Based Rate Period). Unless sooner due and payable as provided hereunder, the entire outstanding principal balance of this Note shall be due and payable in full on August 15, 2000.


                                      -3-

         All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Location 9150, Cincinnati, Ohio 45202, or at such other place as may be designated by the Bank to the Borrower in writing. The Bank is authorized by the Borrower to enter from time to time the balance of this Note and all payments and prepayments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note.

         The Borrower may, at its option, from time to time repay or prepay part or all of the outstanding principal balance of the Loan bearing interest at the Prime-Based Rate without premium. The Loan or any portion thereof bearing interest at a LIBOR-Based Rate may only be repaid without charge at the expiration of the LIBOR-Based Rate Period applicable thereto, and any repayment of the Loan or any portion thereof bearing interest at a LIBOR-Based Rate at any time prior to the expiration of the LIBOR-Based Rate Period applicable thereto shall be subject to a charge in an amount determined by the Bank in its reasonable discretion, such charge to compensate the Bank for loss of bargain with respect to the Loan or portion thereof being so paid, and not as a penalty, payable upon demand accompanied by a reasonably detailed statement as to such charge (which statement shall be conclusive in the absence of manifest error).

         IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or
(b) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.


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                                       37

         This Note amends and restates the Promissory Note dated as of August 15, 1997 given by the Borrower to the Bank, and evidences all amounts outstanding as of the date hereof under said Promissory Note.

         Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

                                       FRISCH'S RESTAURANTS, INC.


                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------
                                       Address: 2800 Gilbert Avenue
                                                Cincinnati, Ohio 45206




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